Exhibit 15.1

45/F, K.Wah Centre, 1010 Huaihai Road (M), Shanghai, China

T: (86 21) 5404 9930 F: (86 21) 5404 9931

April 28, 2023

To:

Intchains Group Limited (the “Company”)

Cricket Square, Hutchins Drive

P.O. Box 2681, Grand Cayman

KY1-1111, Cayman Islands

Dear Sirs:

We hereby consent to the reference of our name in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2023 of the summary of our opinion under the heading “Item 3. Key Information—Government Regulations and Permissions”, “Item 3.D Key Information—Risk Factors—Risks Relating To Our Business And Industry” and “Item 4.B. Information on the Company—Business Overview—Regulations”, and in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Jingtian & Gongcheng

Jingtian & Gongcheng